July 2025

Preliminary Pricing Supplement No. 9,144

Registration Statement Nos. 333-275587; 333-275587-01

Dated June 27, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the EURO STOXX 50® Index (the “underlying index”)

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document.

￭Automatic Call. The securities will be automatically called if the closing level of the underlying index on the call date is greater than or equal to the starting level for a call payment equal to the face amount plus the call premium of at least 10.30% of the face amount (to be determined on the pricing date). No further payments will be made on the securities once they have been called.

￭Maturity Payment Amount. If the securities are not automatically called prior to maturity, you will receive at maturity a cash payment per security as follows:

￭If the ending level of the underlying index is greater than the starting level, you will receive a maturity payment amount equal to the face amount plus a positive return equal to 150% of the percentage increase in the level of the underlying index from the starting level.

￭If the ending level of the underlying index is equal to or less than the starting level, but greater than or equal to 85% of the starting level, which we refer to as the threshold level, you will receive a maturity payment amount of $1,000 per $1,000 security.

￭If the ending level of the underlying index is less than the threshold level, investors will be exposed to the decline in the underlying index beyond 15%, and investors will lose some or a significant portion of their initial investment.

￭The maturity payment amount may be significantly less than the face amount, and you could lose up to 85% of your investment.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving a call payment greater than the face amount if the closing level of the underlying index is greater than or equal to the starting level on the call date or maturity payment amount greater than the face amount if the ending level of the underlying index is greater than the starting level on the calculation day, in addition to the buffer feature that applies to only a limited range of performance of the underlying index.

￭If the securities are automatically called prior to maturity, investors will not participate in any appreciation of the underlying index.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

The current estimated value of the securities is approximately $955.70 per security, or within $45.00 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$25.75	$974.25
Total	$	$	$

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 3, 2028†, subject to postponement if the calculation day is postponed
Market measure:	EURO STOXX 50® Index (the “underlying index”)
Underlying index publisher:	STOXX® Limited, or any successor thereof
Automatic call:

If, on the call date, the closing level of the underlying index is greater than or equal to the starting level, the securities will be automatically called for the call payment on the call settlement date.

The securities will not be automatically called on the call settlement date if the closing level of the underlying index is less than the starting level on the call date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the closing level of the underlying index on the call date significantly exceeds the starting level. If the securities are automatically called, you will not participate in any appreciation of the underlying index.

Call payment:

The call payment will be an amount in cash per face amount of at least $1,103, which corresponds to a call premium of at least 10.30% of the face amount. The actual call payment and call premium will be determined on the pricing date.

No further payments will be made on the securities once they have been called.

Call date:	August 4, 2026†*
Call settlement date:	Three business days after the call date.*
Maturity payment amount:

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

￭if the ending level of the underlying index is greater than the starting level:

$1,000 + ($1,000 × index return × participation rate)

￭if the ending level of the underlying index is equal to or less than the starting level but greater than or equal to the threshold level:

$1,000

￭if the ending level of the underlying index is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

Under these circumstances, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

Participation rate:	150%
Buffer amount:	15%
Starting level:	, which is the closing level of the underlying index on the pricing date
Ending level:	The closing level of the underlying index on the calculation day
Threshold level:	, which is equal to 85% of the starting level
Calculation day:	July 31, 2028**†, subject to postponement for non-trading days and certain market disruption events.
Index return:	(ending level – starting level) / (starting level)
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	July 30, 2025*†
Original issue date:	August 4, 2025*† (3 business days after the pricing date)
CUSIP / ISIN:	61778NEK3 / US61778NEK37
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the call date, calculation day and maturity date may also be changed in

July 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

our discretion to ensure that the term of the securities remains the same.

* Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

July 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $955.70, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the call payment amount, the buffer amount and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

July 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Investor Considerations

The Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028 (the “securities”) may be appropriate for investors who:

￭believe that the closing level of the underlying index will be greater than or equal to the starting level on the call date;

￭seek the potential for a fixed return if the underlying index has appreciated at all as of the call date in lieu of 150% leveraged participation in any potential appreciation of the underlying index;

￭if the securities are not automatically called prior to maturity, seek exposure to 150% of the positive performance of the underlying index if the ending level of the underlying index is greater than the starting level;

￭if the securities are not automatically called prior to maturity, seek to obtain a buffer against a specified level of negative performance of the underlying index;

￭understand that if the closing level of the underlying index is less than the starting level on the call date and the ending level of the underlying index is less than the starting level on the calculation day, they will not receive any positive return on their investment in the securities, and that if the closing level of the underlying index on the calculation day has declined by more than 15% from the starting level, they will receive less, and possibly 85% less, than the face amount per security at maturity;

￭understand that the term of the securities may be as short as approximately one year, and that if the securities are automatically called, no further payments will be made on the securities once they have been called;

￭understand and are willing to accept the full downside risks of the underlying index;

￭are willing to forgo interest payments on the securities and dividends on the securities included in the underlying index; and

￭are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭require full payment of the face amount of the securities at maturity;

￭believe that the closing level of the underlying index will be less than the starting level on the call date or the calculation day;

￭seek a security with a fixed term;

￭are unwilling to accept the risk that, if the closing level of the underlying index is less than the starting level on the call date or, if the securities are not automatically called prior to maturity, the calculation day, they will not receive any positive return on their investment in the securities;

￭are unwilling to accept the risk that, if the securities are not automatically called prior to maturity, the level of the underlying index on the calculation day may decline by more than 15% from the starting level to the ending level, in which case they will receive less, and possibly 85% less, than the face amount per security at maturity;

￭seek current income;

￭are unwilling to accept the risk of exposure to the underlying index;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying index, please see the section titled “EURO STOXX 50® Index Overview” below.

July 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

July 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the call payment or maturity payment amount on the securities, as applicable, for a range of hypothetical performances of the underlying index from the starting level to the closing level on the call date or the calculation day, as applicable.

July 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. Whether the securities are automatically called prior to maturity will be determined by reference to the closing level of the underlying index on the call date, and the maturity payment amount will be determined by reference to the closing level of the underlying index on the calculation day. The actual starting level and threshold level will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms*:

Investment term:	Approximately 3 years
Hypothetical call payment:

The hypothetical call payment will be an amount in cash per face amount (corresponding to a return of approximately 10.30% of the face amount), as follows:

●Call date: $1,103

No further payments will be made on the securities once they have been called.

Hypothetical starting level:	100
Hypothetical threshold level:	85, which is 85% of the hypothetical starting level
Participation rate:	150%
Buffer amount:	15%

* The hypothetical starting level of 100 for the underlying index has been chosen for illustrative purposes only and does not represent the actual starting level of the underlying index. The actual starting level and threshold level will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Automatic Call:

Example 1 — The securities are automatically called following the call date.

Date	Closing Level	Payment (per Security)
Call date	125 (greater than or equal to the starting level)	$1,103

In this example, on the call date, the closing level of the underlying index is greater than or equal to the starting level. Therefore, the securities are automatically called on the call settlement date. Investors will receive a payment of $1,103 per security on the call settlement date. No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in the underlying index.

July 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

How to calculate the payment investors will receive at maturity:

In the following examples, the closing level of the underlying index is less than the starting level on the call date, and, consequently, the securities are not automatically called prior to maturity.

	Closing Level	Maturity Payment Amount (per Security)
Example 1	110 (greater than the starting level)	$1,000 + ($1,000 × index return × participation rate) = $1,000 + ($1,000 × 10% × 150%) = $1,150
Example 2	95 (less than the starting level but greater than or equal to the threshold level)	$1,000
Example 3	30 (less than the threshold level)	$1,000 × [$1,000 × (index return + buffer amount)] = $1,000 + [$1,000 × (-70% + 15%)]= $450

In example 1, the ending level of the underlying index is greater than the starting level. Therefore, investors receive at maturity the face amount plus a return reflecting 150% of the appreciation of the underlying index. Investors receive $1,150 per security at maturity.

In example 2, the ending level is less than the starting level but greater than or equal to the threshold level. Therefore, investors receive a maturity payment amount equal to the face amount of $1,000 per security, representing a 0% return over the 3-year term of the securities.

In example 3, the ending level of the underlying index is less than the threshold level. Therefore, investors are exposed to the negative performance of the underlying index beyond 15% and will receive a maturity payment amount that is less than the face amount of the securities. The maturity payment amount is $450 per security, representing a loss of 55% on your investment over the 3-year term of the securities.

If the securities are not automatically called prior to maturity and the ending level of the underlying index is less than the threshold level on the calculation day, you will be exposed to any decline in the closing level of the underlying index beyond 15%. You may lose up to 85% of the face amount of your securities at maturity.

July 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending level of the underlying index is less than the threshold level, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

￭If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date. If the closing level of the underlying index is greater than or equal to the starting level on the call date, the securities will be automatically called. In this scenario, the appreciation potential of the securities is limited to the fixed call payment specified on the call date, and no further payments will be made on the securities once they have been called. In addition, if the securities are automatically called prior to maturity, you will not participate in any appreciation of the underlying index, which could be significant. Moreover, the fixed call payment may be less than the maturity payment amount you would receive for the same level of appreciation of the underlying index had the securities not been automatically called and instead remained outstanding until maturity.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the starting level and threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlying index,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or the securities markets generally and which may affect the value of the underlying index, odividend rates on the securities underlying the underlying index,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying index and changes in the constituent stocks of the underlying index, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the level of the underlying index at the time of sale is near or below the threshold level or if market interest rates rise.

You cannot predict the future performance of the underlying index based on its historical performance. If the securities are not automatically called prior to maturity and the ending level of the underlying index is less than the threshold level, you will be exposed to any decline in the closing level of the underlying index in excess of 15%. See “EURO STOXX 50® Index Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

July 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the component stocks of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are automatically called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called at any point other than the specified call settlement date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and

July 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting level, the threshold level, the ending level, whether the securities will be called on the call settlement date and will calculate the amount of cash you receive at maturity if the securities are not automatically called prior to maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the component stocks of the underlying index), including trading in the stocks that constitute the underlying index, as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase (i) the level at or above which the underlying index must close on the call date so that the securities are automatically called for the call payment and (ii) the threshold level for the underlying index, which is the level at or above which the underlying index must close on the calculation day so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the call date, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2025 Page 12

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Risks Relating to the Underlying Index

￭The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. As the EURO STOXX 50® Index is one of the underlyings, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index on any calculation day, the determination of whether the securities will be called or the amount payable at maturity, as applicable, will be based on the value of the underlying index, based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, as compared to the starting level or threshold level, as applicable.

￭Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

July 2025 Page 13

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2020 through June 25, 2025. The closing level of the underlying index on June 25, 2025 was 5,252.01. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical levels of the underlying index as an indication of future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on the call date or the calculation day.

EURO STOXX 50® Index Daily Closing Levels January 1, 2020 to June 25, 2025

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

July 2025 Page 14

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

July 2025 Page 15

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2028

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $25.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

July 2025 Page 16